AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and between GREATBATCH INC., a Delaware corporation, with an office at 9645 Wehrle Drive, Clarence, New York 14031 (the “Corporation”) and EDWARD F. VOBORIL, residing at 5526 Hemdale Drive, Williamsville, New York 14221 (the “Executive”).

Introductory Statement.  The Executive has previously served as President,  Chief Executive Officer and Chairman of the Board of the Corporation under an employment agreement dated July 9, 1997 (the “1997 Agreement”).  The 1997 Agreement superseded a prior employment agreement dated January 1, 1992 and a written extension thereof dated January 25, 1997.  The initial term of the 1997 Agreement ended June 30, 2000.  Under Section 1.3 of the 1997 Agreement, the 1997 Agreement is automatically extended for additional one-year periods beyond the existing term unless either the Corporation or the Executive gives timely notice to the other party that the term of the 1997 Agreement will not be so extended.  Notice under the extension provision is required to be given in writing and delivered not later than twelve months prior to the date (including extensions) the 1997 Agreement would otherwise terminate.

The Executive and the Corporation now wish to amend and restate the 1997 Agreement.  The 1997 Agreement is therefore amended, restated and superseded in its entirety by this Agreement, effective as of June 30, 2006.  The Corporation desires to secure the future services of the Executive (1) as Chief Executive Officer of the Corporation until the date a successor has been chosen and has assumed the duties of the office, and (2) as Chairman of the Board of the Corporation through January 31, 2008.  The Executive desires to accept such employment upon the terms and conditions contained in this Agreement.  Therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.

Term of Employment.

1.1

Term.  Subject to the terms and conditions set forth in this Agreement, the Corporation hereby agrees to continue to employ the Executive for the period beginning on the Effective Date of this Agreement and ending on January 31, 2008, or until earlier terminated as provided herein.

1.2

Effective Date.  The Effective Date of this Agreement  is June 30, 2006.

2.

Employment; Duties.

Subject to the formal election by the Board of Directors of the Corporation (the “Board”) in the exercise of its judgment, the Corporation does hereby continue to employ the Executive, and the Executive does hereby continue employment by the Corporation, as Chief Executive Officer (“CEO”) and Chairman of the Board of the Corporation (“Chairman”).  As an executive officer of the Corporation, the Executive will perform his duties and discharge his responsibilities in accordance with the by-laws of the Corporation and as the Board from time to time reasonably directs, recognizing the nature and scope of the Executive’s employment.  Subject to yearly election by the Board, it is contemplated that the Executive will continue to be elected to the position of Chairman during the term of this Agreement.

The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability.  The Executive agrees to continue to devote his full business time and attention to the supervision and conduct of the business and affairs of the Corporation through December 31, 2006.  From January 1, 2007 to the end of the term of this Agreement, assuming the Executive continues to be elected to serve on the Board by the shareholders, the Executive agrees to devote approximately one-half of his business time and attention to the duties of the Chairman.  The Corporation acknowledges the critical importance of the Executive’s experience and long-standing relationships in the industry.  A key element of the Executive’s role as Chairman will be to provide active assistance in the identification, completion and successful integration of acquisitions.  At all times during the term of this Agreement, the Executive will faithfully and to the best of his ability promote the interests of the Corporation.

The Executive and the Corporation agree that the Executive’s engagement in any outside business concerns or activities both during the term of this Agreement and for a period of two years following the end of the term will be governed by Section 8 of this Agreement.  In addition, the Corporation hereby acknowledges that, throughout the term of the Agreement, the Executive may continue to serve on any Boards of Directors on which he currently serves, and that his participation on Boards of Directors of other companies and organizations will not be limited during the period that the Executive is serving as Chairman only, except that he agrees not to serve concurrently on more than three Boards of Directors of publicly held companies during the period.

3.

Compensation and Other Benefits.

3.1

Base Salary.  So long as the Executive is employed by the Corporation pursuant to this Agreement, the Corporation agrees that the Executive will receive a base salary earned and payable in bi-weekly installments.  As of the Effective Date and continuing through December 31, 2006, the base salary is $430,000 per year.  During the remainder of the term of this Agreement, the base salary will be $225,000 per year.

                        3.2        Incentive Awards.

(a)

Annual Incentive Awards.  The Executive will be eligible to receive an award for 2006 under the terms of the Corporation’s Short Term Incentive Compensation Plan  (the “STIC Plan”).  Provided the performance targets under the STIC Plan are met for 2007, the Executive also will receive under this Agreement a cash award for 2007 that is equivalent to the award he would otherwise be entitled to receive under the STIC Plan if he were to remain in the employ of the Corporation at the time the 2007 STIC awards are paid.  Payment of the 2007 cash award will be made in 2008 at the time payment would otherwise be made under the terms of the STIC Plan.

(b)

2005/06 LTIP Awards; 2005 SALT Awards.  Under the terms of the Greatbatch, Inc. Board Guidelines for the Treatment of Executive Retirement Equity Compensation (the “Executive Retirement Guidelines”), all time based stock incentive awards granted to the Executive, including all unvested stock options and restricted stock awarded under the 2005 and 2006 Long Term Incentive Plans (“LTIPs”), will fully vest on the Executive’s retirement on or after January 31, 2008, provided the Executive is in compliance with the Executive Retirement Guidelines.  In addition, the Corporation agrees that if the performance goals established under the 2005 Supplemental Annual Long Term (“SALT”) Incentive Plan have been met by the end of the performance period (December 31, 2007), the 2005 SALT options will be treated in the same manner as time vested options and will fully vest on the Executive’s retirement on or after January 31, 2008, provided the Executive is in compliance with the Executive Retirement Guidelines.  The Executive may elect to satisfy any tax withholding requirements related to the awards by having the Company withhold from delivery shares of  stock having a value equal to the minimum amount of tax required to be withheld.

(c)

RSUs.  The Executive and the Corporation agree that, as of the Effective Date, in lieu of 2006 SALT, 2007 LTIP, and 2007 SALT awards, the Executive will receive a grant of restricted stock units (“RSUs”) under the 2005 Stock Incentive Plan, subject to the following terms:

(1)

The number of RSUs to be awarded to the Executive under the grant will be based on 145% of Base Salary for 2006 and 295% of Base Salary for 2007 and will be calculated using the methodology currently used for similar awards.

(2)

The RSUs will be subject to performance vesting based on satisfaction of performance goals by December 31, 2007.  Performance goals will be based on satisfaction of two objectives:  (i) successful implementation of a succession plan, and (ii) successful implementation of the Lake Region acquisition plan, or, in the event the Lake Region acquisition does not close, on a suitable alternative development objective as determined by the Board in its discretion.

(3)

The Board in its discretion, at the first regularly scheduled Board meeting in 2008, will evaluate performance as of December 31, 2007, and, provided the established performance criteria have been satisfied, the RSUs will become 100% fully vested as of  December 31, 2007.  Shares of stock paid out in satisfaction of the RSUs will be delivered to the Executive in 2008 as soon as practicable following the date the Board determines that the performance criteria have been satisfied.

(4)

The Executive may elect, under the terms of the 2005 Stock Incentive Plan, to satisfy any tax withholding requirements related to delivery of the RSUs by having the Company withhold from delivery shares of  stock having a value equal to the minimum amount of tax required to be withheld. Except for shares withheld in satisfaction of any taxes due on delivery of shares, all shares of stock received by the Executive in payment of the RSUs will be subject to a 12-month holding period following the vesting date, after which period the Executive may freely sell, transfer or otherwise dispose of the shares.

3.3

Other Benefits.  During the term of this Agreement, to the extent permitted by law, the Executive will receive all fringe benefits provided for the executive officers of the Corporation that may be authorized from time to time by the Board in its sole discretion.  Notwithstanding the foregoing, the Executive will receive the following benefits at a level or amount no less than specified:

(a)

Life Insurance.  Throughout the term of this Agreement, the Corporation will continue to provide and maintain, at the Corporation’s sole expense, term life insurance with a total face value of not less than $2.0 million on the life of the Executive.  The death beneficiary with respect to the life insurance will be the person designated by the Executive in his sole discretion.  This amount includes (and is not in addition to) any insurance that may be provided generally to executive officers.  The Executive will be entitled, at his discretion, to exercise any conversion rights available under the policy.  The Corporation will also endeavor to obtain from the life insurance carrier the option to purchase, at the Executive’s sole option and expense, supplemental life insurance coverage or life insurance covering his dependents at favorable rates to be determined in advance by the carrier.

(b)

Financial Planner.  For 2006 and 2007, the Corporation will reimburse the Executive for the reasonable fees and expenses, not to exceed $5,000 per year, for services rendered by a financial planner selected by the Executive, in his sole discretion.  In addition to any reimbursements payable to the Executive under this paragraph, the Executive will receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes imposed on the reimbursement and the Gross-Up Payment, the Executive retains an amount of the reimbursement and Gross-Up Payment equal to the reimbursement payable to the Executive under this paragraph.

(c)

Automobile.  The Corporation will continue to provide the Executive with a car allowance of $1,200 per month.

(d)

Vacation.  The Executive will continue to receive four weeks  vacation each calendar year, at such times as agreed upon by the Corporation and the Executive and subject to the Corporation’s generally applicable procedures on award, carryover and accrual.  This vacation time includes (and is not in addition to) any vacation time that may be provided generally to executive officers.

(e)

Disability.  The Executive will continue to be eligible to participate in the Executive class long term disability program currently available to Executives of the Corporation.

(f)

Health Insurance.  The Corporation will purchase and maintain, at the Corporation’s sole expense, a health insurance policy covering the Executive and his spouse.  Health care coverage under the policy will be at least equivalent to the health care coverage generally provided to executives and their families under the Company’s health plans.

(g)

Executive Physical Exam.  Through 2007, the Corporation will continue to provide to the Executive, at the Corporation’s sole expense, an annual comprehensive physical exam, as provided under the Company’s policy for executives.

3.4

Withholding.  The Corporation will deduct or withhold from salary payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable law now in effect or that may become effective during the term of the Agreement (including but not limited to Social Security contributions and income tax withholdings).

4.

Reimbursement for Expenses.

The Corporation will reimburse the Executive for expenses that the Executive may from time to time reasonably incur on behalf of and at the request of the Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive is expected to exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation and Organization Committee of the Board.

5.

Death or Permanent Disability of Executive.

5.1

Permanent Disability.  If the Executive becomes permanently disabled during the term of this Agreement, the Corporation will pay to the Executive the following compensation and benefits at the time of his termination of employment due to disability:

(a)

Salary Continuation.  The Corporation will continue to pay the base salary, at the same rate and in the same manner as in effect at the time the Executive becomes permanently disabled, for the balance of the term of this Agreement.  If the Executive dies after becoming permanently disabled and while payments are being made under this subsection, the remaining payments will be made to the Executive’s spouse, if surviving, or legal representatives.

(b)

Fringe Benefits.  All benefits provided under Section 3.3 of this Agreement (including health insurance for the Executive and his spouse) will continue to be provided to the Executive throughout the term of this Agreement.

(c)

Incentive Awards/Stock Options/Corporation Stock.  Any and all incentive awards, stock options, restricted stock and RSUs granted to the Executive with respect to which he is not yet vested on the date he becomes permanently disabled will become automatically 100% vested on the date he becomes permanently disabled, regardless of the satisfaction of any performance criteria.

(d)

Section 409A .  Notwithstanding the foregoing provisions of this section, if it is determined that any amounts or benefits provided under this section would violate Section 409A of the Internal Revenue Code (“Code”) if paid prior to the date that is six months after the Executive’s termination of employment due to disability, then no amounts (including reimbursements for affected benefits) will be paid prior to the date that is six months after the Executive’s “separation from service” within the meaning of Section 409A of the Code (or, if earlier, the date of death of the Executive).  Payments to which the Executive would otherwise be entitled during the first six months following the date of separation from service will be accumulated and paid on the day that is six months after the date of separation from service.

5.2

“Permanently Disabled.”  For purposes of this Agreement, the Executive will be “permanently disabled” if he is determined to be permanently disabled for purposes of any disability insurance policy maintained by the Corporation that covers the Executive.  If the Corporation maintains no such policy, the Executive will be “permanently disabled” if he has a disability because of which the Executive is physically or mentally unable to substantially perform his regular duties as CEO or Chairman for a sufficiently long period of time such that the business of the Corporation could be materially adversely affected.  Any question as to the existence, extent or potentiality of disability of the Executive upon which the Executive and the Corporation cannot agree will be determined by a qualified independent physician jointly selected by the Executive and the Corporation (or if the Executive is unable to make such a selection, it will be made by an adult member of his immediate family).  The determination of the physician, made in writing to the Corporation and to the Executive, will be final and conclusive for all purposes of this Agreement.  In the event the Executive is permanently disabled, the Executive will cease to be employed on the last day of the month in which the Executive’s disability is determined by written agreement of the Executive and the Corporation, or the written determination of a physician, as the case may be.

5.3

Death.  If the Executive dies during the term of this Agreement, the Corporation will pay to the Executive’s spouse, if surviving, or legal representatives the following compensation and benefits:

(a)

Salary Continuation.  The Corporation will continue to pay to the Executive’s spouse, if surviving, or legal representatives, the base salary, at the same rate and in the same manner as in effect at the time the Executive dies for the balance of the term of this Agreement.

(b)

Fringe Benefits.  The Corporation will continue to maintain throughout the term of the Agreement, at the Corporation’s sole expense, for the Executive’s spouse, if surviving, the health insurance coverage in effect at the time of the Executive’s death.

(c)

Incentive Awards/Stock Options/Corporation Stock.  Any and all incentive awards, stock options, restricted stock and RSUs granted to the Executive with respect to which he is not yet vested on the date he dies will become automatically 100% vested on the date of death, regardless of the satisfaction of any performance criteria.

6.

Termination of Employment.

6.1

Termination Without Cause.  If, at any time prior to termination of this Agreement, the Corporation terminates the Executive’s employment other than for cause (as defined in Section 6.4), the Corporation will provide the Executive with the following payments and benefits:

(a)

Salary.  A lump sum payment, within 30 days of  termination, in an amount equal to the Executive’s annual base salary in effect under Section 3.1 on the date of his termination.

(b)

Annual Bonus.  An annual bonus for the calendar year in which termination occurs in an amount calculated as follows, payable without regard to the actual performance of the Corporation for that year, and payable within 30 days of termination:

(1)

If the termination occurs in 2006, the annual bonus will be equal to 90% of the Executive’s base salary for 2006; or

(2)

If the termination occurs in 2007, the annual bonus will be equal to 85% of the Executive’s base salary for 2007.

(c)

Notwithstanding subsections (a) and (b), if it is determined that any amounts payable under subsections (a) and (b) would violate Section 409A of the Code if paid prior to the date that is six months following the Executive’s termination of employment, then those amounts will be paid in a lump sum payment on the day that is six months after the date of the Executive’s termination.

(d)

Incentive Awards/Options/Corporation Stock.  Any and all incentive awards, stock options, restricted stock and RSUs granted to the Executive with respect to which he is not yet vested on the date of his termination without cause will become automatically 100% vested on termination, regardless of the satisfaction of any performance criteria.

6.2

Termination With Good Reason.

(a)

Reduction in Duties/Compensation.  The Corporation will not significantly reduce the scope of the Executive’s duties under the Agreement, materially diminish the Executive’s title (other than as specifically provided in this Agreement), significantly reduce the total potential compensation under the Agreement, including, without limitation, fringe benefits and payments at death, or require the Executive to reside in a specific location within the United States (each such event a “Reduction Event”).  The Executive at any time during the six month period following a Reduction Event may voluntarily terminate his employment and receive the payments and benefits described in paragraph (c) below.

( b)

Material Breach by the Corporation.  If there is a material breach by the Corporation of this Agreement that the Corporation fails to cure within 30 days after its receipt of written notice thereof, the Executive at anytime during the six month period following the end of such 30-day period may voluntarily terminate his employment and receive the payments and benefits described in paragraph (c) below.

(c)

Benefits.  If the Executive terminates his employment under this Section, the Corporation will provide the Executive with the following payments and benefits:

(1)

Salary.  A lump sum payment, within 30 days of termination, in an amount equal to the Executive’s annual base salary in effect under Section 3.1 on the date of his termination. Notwithstanding the foregoing, if it is determined that any amounts payable under this subsection would violate Section 409A of the Code if paid prior to the date that is six months following the Executive’s termination of employment, then those amounts will be paid in a lump sum payment on the day that is six months after the date of the Executive’s termination.

(2)

Incentive Awards/Options/Corporation Stock.  Any and all incentive awards, stock options, restricted stock and RSUs granted to the Executive with respect to which he is not yet vested on the date of a Reduction Event will become automatically 100% vested on the date of the Reduction Event, regardless of the satisfaction of any performance criteria.

6.3

Change in Control.  If the Executive’s employment is terminated  following or within six months prior to a Change in Control, as defined under the Greatbatch Inc. Change of Control Agreement (the “Change of Control Agreement”), the Corporation will provide the Executive with the payments and benefits to which he is entitled under the terms of the Change of Control Agreement.

6.4

Termination for Cause.

(a)

In General.  The Corporation may terminate the Executive’s employment in the event  the Executive does or causes to be done any act that constitutes “cause” for termination.  For purposes of this Agreement, “cause” means a material breach by the Executive of this Agreement, gross negligence or willful misconduct in the performance of his duties, dishonesty to the Corporation, or the commission of a felony that results in a conviction in a court of law.

(b)

Obligations.  Should the Executive’s employment be terminated by the Corporation for cause, (1) the Corporation will pay the Executive his base salary and other compensation under Article 3 of this Agreement that has accrued as of the date of the termination, and (2) any and all stock options, restricted stock, RSUs and other incentive awards granted to the Executive in which he is not yet vested on the date of such termination will be forfeited and canceled.  Notwithstanding the previous sentence, all outstanding stock options awarded under the 2005 Stock Incentive Plan, whether vested or unvested, will expire on the date of the Executive’s termination for cause, as defined in the plan.

6.5

Termination Without Good Reason.

(a)

In General.  The Executive is entitled to terminate his employment without good reason at any time.

(b)

Obligations.  If the Executive’s employment terminates under this Section, (1) no additional compensation after the date of termination will be payable by the Corporation to the Executive, and (2) any and all stock options, restricted stock, RSUs and other incentive awards granted to the Executive in which the Executive is not vested on the date of termination will be forfeited and canceled.

6.6

Options/Corporation Stock.

(a)

Exercise of Options.  Except for those options, if any, that are cancelled upon termination of the Executive’s employment, the Executive will continue to have the right to exercise all unexercised options, including those options vested in connection with the termination, for a period of twelve months commencing on the date of the Executive’s termination.  Notwithstanding the foregoing, if it is determined that the extension of the right to exercise an option for a given period of time would violate Section 409A of the Code, the exercise period of the affected options will be extended only for the maximum period that would not be deemed an extension of a stock right under Section 409A of the Code and related guidance.

(b)

Inconsistent Terms.  To the extent that the terms of this Agreement are specifically inconsistent with any provisions in any shareholder or stock option agreement between the Executive and the Corporation, the terms of this Agreement supersede the terms of any such shareholder or stock option agreement.

7.

Confidentiality.

The Executive must not, except as required in the performance of his duties under this Agreement, divulge to any person, at any time during or after the term of his employment with the Corporation, any trade secret of the Corporation, any privileged or confidential information gained as a result of his employment with the Corporation, or any document, writing or other tangible item containing or relating to any such trade secret or privileged or confidential information.

8.

Non-Competition.

8.1

During the term of the Agreement and for a period of 24 months after (a) the termination of the Agreement or (b) the end of the last pay period in respect of which the Executive receives any compensation or other annual bonus pursuant to the Agreement, the Executive agrees that he will not directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person (except for a ten percent interest or less in any publicly traded corporation) or a member of any firm or otherwise, anywhere in the sales territory of the Corporation engage or attempt to engage in any business activity which is directly competitive with the business of the Corporation as conducted by it during the term of this Agreement.

8.2

During the term of this Agreement and for a period of one year from the date of termination of this Agreement for any reason, the Executive agrees that he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person, or member of any firm or otherwise, employ or solicit the employment of any person employed by the Corporation within 24 months prior to the date of the Executive’s termination.

8.3

If the Executive is terminated by the Corporation without cause, the provisions of this Article 8 will be inapplicable.

9.

Rights to Discoveries.

The Executive agrees that all ideas, inventions (whether patentable or unpatentable), trademarks and other developments or improvements conceived, developed or acquired by the Executive, whether or not during working hours, at the premises of the Corporation or elsewhere, alone or with others, that are within the scope of the Corporation’s business operations or that relate to any work or projects of the Corporation, are the sole and exclusive property of the Corporation.  The Executive agrees to disclose promptly and fully to the Corporation all such ideas, inventions, trademarks or other developments and, at the request of the Corporation, the Executive will submit to the Corporation a full written report thereof regardless of whether the request for a written report is made after the termination of this Agreement.  The Executive agrees that during the term of this Agreement and thereafter, upon the request of the Corporation and at its expense, he will execute and deliver any and all applications, assignments and other instruments that the Corporation deems necessary or advisable to transfer to and vest in the Corporation the Executive’s entire right, title and interest in and to all such ideas, inventions, trademarks or other developments and to permit and enable the Corporation to apply for and obtain patents or copyright or trademark registrations for any such patentable or copyrightable or trademarkable ideas, inventions, trademarks and other developments, throughout the world.  To the extent applicable law provides that any such idea, invention, trademark or other development belongs to the Executive rather than the Corporation, the Executive hereby grants to the Corporation a royalty-free, non-exclusive, worldwide perpetual license to use the idea, invention, trademark or other development for no added consideration other than that given in connection with this Agreement.

10.

Documents.

In addition to the obligations under Articles 7, 8 and 9, the Executive will execute any documents relating to the subject of those Articles as required generally by the Corporation of its executive officers and such documents already executed or executed after the Effective Date will thereby become part of this Agreement.  In the case of any inconsistency between such documents and this Agreement, the broader provisions will prevail.

11.

Notices.

All notices and other communications given pursuant to this Agreement must be in writing and will be deemed given only when (a) delivered by hand, (b) transmitted by telex, telecopier or other form of electronic transmission (provided that a copy is sent at approximately the same time by first class mail), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the appropriate party at the address given below for such party (or to such other address designated by the party in writing and delivered to the other party pursuant to this Article 11.

If to the Corporation:

Corporate Secretary

Greatbatch Inc.

9645 Wehrle Drive

Clarence, New York 14031

Telecopier:  716-759-5672

With a copy to:

Attention:  Robert B. Fleming

Hodgson Russ LLP

One M&T Plaza, Suite 2000

Buffalo, NY  14209

Telecopier:  716-849-0349

If to the Executive:

Edward F. Voboril

50 N. Primrose Point

Sedona, Arizona 86336

With a copy to:

Attention:

Dianne Bennett

Anita C. Costello

Hodgson Russ LLP

One M&T Plaza, Suite 2000

Buffalo, NY  14209

Telecopier:  716-849-0349

12.

Equitable Relief.

The Executive acknowledges that the Corporation will suffer damages incapable of ascertainment in the event that any of the provisions of Article 7, 8, 9 or 10 of this Agreement are breached and that the Corporation will be irreparably damaged in the event that the provisions of Articles 7, 8, 9 and 10 are not enforced.  Therefore, should any dispute arise with respect to the breach or threatened breach of Articles 7, 8, 9 or 10 of this Agreement, the Executive agrees and consents that in addition to any and all other remedies available to the Corporation, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Articles 7, 8, 9 or 10 of this Agreement.  The Executive agrees not to urge in any such action that an adequate remedy exists at law.  The Executive consents to jurisdiction in New York and venue in Erie County for purposes of all claims arising under this Agreement.

13.

Term of Agreement.

For the limited purpose of making payments under this Agreement, and not, for example, for purposes of extending the periods referenced in Article 8, this Agreement will not terminate until all payments under the Agreement have been made.

14.

Miscellaneous.

This Agreement is governed by the internal domestic laws of the State of New York without reference to conflict of laws principles.  This Agreement is binding upon and inures to the benefit of the legal representatives, successors and assigns of the parties hereto (provided, however, that the Executive does not have the right to assign this Agreement in view of its personal nature).  All headings and subheadings are for convenience only and are not of substantive effect.  Except as otherwise specifically provided for herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and writings (or any part thereof) whether oral or written between the parties relating to the subject matter hereof.  Except as specifically referenced herein, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.  No provision of this Agreement may be waived, modified or amended, orally or by any course of conduct, unless such waiver, modification or amendment is set forth in a written  agreement duly executed by both of the parties.  If any article, section, portion, subsection or subportion of this Agreement is determined to be unenforceable or invalid, then such article, section, portion, subsection or subportion will be modified in the letter and spirit of this Agreement to the extent permitted by applicable law so as to be rendered valid, and any such determination will not affect the remainder of this Agreement, which is and will remain binding and effective as against all parties hereto.

15.

Section 409A Compliance.  Notwithstanding any other provision in this Agreement, to the extent that (i) the Executive is a “specified employee” with the meaning of Section 409A(a)(2)(B)(i) of the Code, (ii) any amounts payable under this Agreement represent amounts that are subject to Section 409A of the Code, and (iii) such amounts are payable on the Executive’s “separation from service,” within the meaning of Section 409A of the Code, then such amounts will not be payable to the Executive before the date that is six months after the Executive’s separation from service.  Further, if the time or form of payment of any amounts under this Agreement would not be in compliance with Section 409A of the Code, then payment of those amounts will be made at such time and in such a manner that the payment will be in compliance with Section 409A of the Code.  If the time or form of payment cannot be modified in such a way as to be in compliance with Section 409A of the Code, then the payment will be made as otherwise provided in this Agreement, disregarding this Section.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

Dated:  June 28, 2006

/s/ Edward F. Voboril

Edward F. Voboril

GREATBATCH INC.

Dated:  June 30, 2006

/s/ Bill R. Sanford

Title  Lead Director

STATE OF NEW YORK

)

:  ss.

COUNTY OF ERIE

)

On this

 day of June 28, 2006, before me personally came Edward F. Voboril, to me known and known to me to be the same person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.

/s/ Mary E. Crehan

STATE OF NEW YORK

)

:  ss.

COUNTY OF ERIE

)

On this day of ________, 2006 before me personally came ________________, to me personally known, who, being by me duly sworn, did depose and say that he resides at No. ___________________________ in the _________________ of _________________, State of _____________; that he is the ______________ of GREATBATCH INC., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.